 As filed with the Securities and Exchange Commission on June 22, 1995
                                             Registration No. 33-89796
======================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                            _______________

                             AMENDMENT NO. 1
                                TO
                               FORM S-3

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                        AIR METHODS CORPORATION
- ----------------------------------------------------------------------
        (Exact Name of Registrant as Specified in Its Charter)

                               DELAWARE
- ----------------------------------------------------------------------
    (State or Other Jurisdiction of Incorporation or Organization)

                              84-0915893
- ----------------------------------------------------------------------
                 (I.R.S. Employer Identification No.)

                           7301 SOUTH PEORIA
                      ENGLEWOOD, COLORADO  80112
                            (303) 792-7400
- ----------------------------------------------------------------------
     (Address, Including Zip Code, and Telephone Number, Including
        Area Code, of Registrant's Principal Executive Offices)

                           GEORGE W. BELSEY
                 CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        AIR METHODS CORPORATION
                           7301 SOUTH PEORIA
                      ENGLEWOOD, COLORADO  80112
                            (303) 792-7400
- ----------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Agent For Service)

                               Copy to:
                       LESTER R. WOODWARD, ESQ.
                    DAVIS, GRAHAM & STUBBS, L.L.C.
                  370 SEVENTEENTH STREET, SUITE 4700
                        DENVER, COLORADO  80202
                            (303) 892-9400

Approximate date of commencement
of proposed sale to the public  From time to time after the effective date of this Registration Statement.
                                --------------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933,    other than securities offered only in
connection with dividend or interest reinvestment plans,     check the
following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             _____________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

           Subject to Completion Dated    June 22, 1995

                        AIR METHODS CORPORATION

             41,477 Shares of Common Stock Offered by the
                          Selling Stockholder


          This Prospectus relates to 41,477 shares (such shares referred to herein as the "Stockholder Securities") of Common Stock, par value $.06 per share (the "Common Stock"), of Air Methods Corporation, a Delaware corporation (the "Company" or "Air Methods"), offered by the stockholder of the Company named under "Selling Stockholder" (the "Selling Stockholder"). The Stockholder Securities consist of shares of Common Stock issued to a former officer of the Company in partial payment of the Company's severance obligations to such officer, pursuant to the terms of the Company's severance agreement with such officer. Stockholder Securities may be sold from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or by a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling Stockholder Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Stockholder Securities for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). This offering will terminate as to the Stockholder Securities held by the Selling Stockholder on a date determined by the Company. See "Selling Stockholder" and "Sale of Shares."

          None of the proceeds from the sale of the Stockholder Securities by the Selling Stockholder will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel or other out-of-pocket expenses incurred by the Selling Stockholder) in connection with the registration and sale of the Stockholder Securities. See "Selling Stockholder" and "Sale of Shares."

       The Common Stock is traded on the Nasdaq National Market
                        under the symbol AIRM.

           THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
        SEE "RISK FACTORS"    AT PAGE 4 OF THIS PROSPECTUS    .

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
               OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------
                                                                        Proceeds to
                              Price to Public      Commissions     Selling Stockholder<F1>
- -------------------------------------------------------------------------------------------
Stockholder Securities
- ----------------------
Per share . . . . . . . . . .            <F1>          N/A                 <F1>
Total . . . . . . . . . . . .            <F1>          N/A                 <F1>
- -------------------------------------------------------------------------------------------

<F1> Amounts cannot be determined, since price to the public may be the market price prevailing at the time of sale, a price related to such market price or a negotiated price.  The last reported sales price of the
     Company's Common Stock on the Nasdaq National Market on            June 15, 1995 was $2.25 per share.  None
     of the estimated $2,710 in issuance and distribution expenses will be borne by the Selling Stockholder    .

             The date of this Prospectus is June __, 1995.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.
                         AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of any such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

                         --------------------

           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by Air Methods with the Commission are incorporated by reference in this Prospectus:

          (1)  Annual Report on Form 10-K,    filed with the
Commission on October 13, 1994,     as amended by Form 10-K/A-1   ,
filed with the Commission on October 28, 1994 and Form 10-K/A-2, filed
with the Commission on June 7, 1995     for the year ended June 30,
1994;

          (2)  Quarterly Report on Form 10-Q for the three months
ended September 30, 1994,    filed with the Commission on November 14,
1994    ;

          (3)  Proxy Statement dated January 18, 1995,    filed with
the Commission on January 18, 1995    ;

          (4)  Quarterly Report on Form 10-Q for the three months
ended December 31, 1994,    filed with the Commission on February 14,
1995    ;

          (5) Quarterly Report on Form 10-Q for the three months ended March 31, 1995, filed with the Commission on May 22, 1995;

          (6)  Current Report on Form 8-K, filed with the Commission
on April 7, 1995;     and

          (7) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed May 20, 1992 (File No. 1-11153).

          ALL DOCUMENTS SUBSEQUENTLY FILED BY AIR METHODS PURSUANT TO SECTIONS 13(a), 13(c), 14 OR 15(d) OF THE EXCHANGE ACT PRIOR TO THE TERMINATION OF THIS OFFERING SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE SHALL BE DEEMED TO BE

MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to Air Methods Corporation, 7301 South Peoria, Englewood, Colorado 80112, Attention:
Corporate Secretary, telephone (303) 792-7400.


                             THE OFFERING

Common Stock Offered by the
Selling Stockholder. . . . .  The Selling Stockholder, who is
                              identified under "Selling Stockholder,"
                              is offering 41,477 shares of Common
                              Stock.

Securities Outstanding . . .  As of    June 15,     1995,
                                 8,075,023     shares of Common Stock,
                              and authorized or outstanding warrants
                              and options to purchase approximately
                                 1,820,955     shares of Common Stock.

                             RISK FACTORS

          The securities offered hereby involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making an investment decision.

          HISTORY OF SIGNIFICANT LOSSES. Although the Company has achieved increasing levels of revenues over the past several years, it has continued to incur significant losses. For the fiscal years ended June 30, 1993, June 30, 1994 and the six months ended December 31, 1994, the Company incurred net losses of $261,000, $7,057,000 and $1,176,000, respectively. There can be no assurance that the Company's revenue will continue to grow in the future or that the Company will achieve profitable operations.

          LIQUIDITY; CAPITAL REQUIREMENTS; POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company's capital requirements have been and will continue to be significant. The Company's cash requirements generally have exceeded the Company's cash flow from operations, most recently due to increased costs associated with the Company's expanded fleet, which has increased substantially in size over the previous three fiscal years. With the exception of private placements of equity securities completed in February 1993 and 1994, and two common stock warrant conversions in 1993, the Company has relied principally on debt financing to fund expansion of its air medical operations. In particular, the Company has been heavily dependent on borrowings from Textron Finance Corporation, an affiliate of Bell Helicopter-Textron, Inc. ("Bell"), to finance its capital requirements associated with the acquisition of aircraft. The Company anticipates, based on its current plans and assumptions regarding its operations, that projected cash flow from operations and other financing activities will be sufficient to satisfy its forecasted cash requirements for current operations for at least the next twelve months, but there can be no assurance that such forecasts will be realized. Moreover, any expansion of the Company's air medical operations or significant expansion of its air medical retrofit business would likely require additional capital. There can be no assurance that sufficient additional capital to meet its working capital needs will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain needed capital could have a material adverse effect on the Company. Additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders.

          SIGNIFICANT OUTSTANDING INDEBTEDNESS; SECURITY INTERESTS.
In order to finance the Company's operations, the Company has incurred indebtedness and, even after the completion of any additional financings, and the application of any proceeds therefrom, the Company's indebtedness will remain significant. Consequently, the Company is subject to the risks associated with substantial leverage, including the risk of being unable in the future to obtain affordable debt financing to support any expansion activities. The Company is also subject to the risk that its cash flow may be inadequate to make required payments on its indebtedness. Virtually all of the Company's aircraft are pledged as collateral for such indebtedness or are subject to operating or financing leases. There can be no assurance that

the Company will continue to be able to make required payments on its indebtedness and leases in the future.

          GOVERNMENT REGULATION. The air medical transportation business is subject to extensive federal, state and local regulation by governmental agencies, including the Federal Aviation Administration (the "FAA") and the Department of Transportation (the "DOT"), as well as foreign government regulation, which impose material compliance burdens, costs and risks on the Company. The Company's aircraft medical interior production operations are also subject to FAA regulations which place stringent safety, quality control and other product requirements on the Company. Amendments to existing statutes and regulations and the adoption of new statutes and regulations could require the Company to modify continually its methods of operations at costs that would likely be substantial.
There can be no assurance that the Company will be able, for financial reasons or otherwise, to comply with applicable laws, regulations and permitting requirements.

          HAZARDS AND INSURANCE. The operation of aircraft involves a high degree of risk. Hazards are inherent in the aviation industry and may result in loss of life and property. As a result, the Company may be exposed to substantial liability claims arising out of the operation of its aircraft. The Company maintains an aviation general liability insurance policy which provides for $20 million in coverage per occurrence for most of its fleet (with higher coverage for the remaining aircraft) and $20 million in coverage for aviation product liability. The Company believes that this level of coverage is customary in the air medical transportation industry and is adequate to protect the Company and its assets, but there can be no assurance that it will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. The Company may also be sued in connection with medical malpractice claims arising from events occurring during an air medical flight and the Company's insurance excludes coverage for such claims. Under the Company's agreements with hospitals, the hospitals have agreed to indemnify the Company against liability arising out of medical malpractice claims and to maintain insurance covering such liability, but there can be no assurance that a hospital will not challenge the Company's indemnification rights or will have sufficient assets or insurance coverage to indemnify the Company fully. Company personnel do not perform medical procedures on transported patients, and the Company does not believe that it has significant direct legal exposure to medical malpractice claims. Also, the loss of any of the Company's aircraft as a result of accidents could cause both significant adverse publicity and significant interruptions of air medical services to its client hospitals which could adversely affect the Company's relationship with such hospitals.

          DEPENDENCE ON PRINCIPAL CUSTOMERS; INDUSTRY CONCENTRATION.
A significant portion of the Company's revenues has been derived from a limited number of hospitals. For the years ended June 30, 1993 and 1994, approximately 36.6% and 28.2%, respectively, of the Company's revenues were derived from performance under its five largest operating contracts. For the year ended June 30, 1994, its three largest hospital contracts accounted for approximately 7.7%, 7.0%, and 6.2%, respectively, of the Company's flight revenues. The loss of certain of the Company's principal customers could have a material adverse effect on the Company. In addition, since substantially all of the Company's revenues are

derived from a single industry, any significant downturn in the health care industry, an extension of the recent cost-cutting trend among hospitals and health care facilities to air medical services, or any substantial reduction in their use of air medical services could have a material adverse effect on the Company.

          DEPENDENCE ON THIRD PARTY SUPPLIERS. The Company currently obtains a substantial portion of its helicopter parts and repair and replacement components from Bell. Bell aircraft comprise a majority of the Company's aircraft fleet. The Company maintains a one-year renewable agreement with Bell pursuant to which the Company receives a 10% discount on spare parts and tools purchased from Bell for the Company's use. The agreement is terminable by Bell upon 30 days' notice. The Company also maintains a two-year contract with American Eurocopter Corporation ("AEC") pursuant to which the Company receives a discount (currently 15%) on spare parts purchased from AEC for the Company's BK-117 helicopters. The agreement is terminable by AEC upon 30 days' notice. The Company also has supply arrangements with other third parties for its engine and related dynamic components. The Company believes, based upon the manufacturing capabilities and industry contacts of these suppliers, that it will not be subject to material interruptions or delays by Bell or others in supplying the Company with aircraft parts and components, but it does not currently have an alternative source of supply for Bell, AEC or certain other aircraft parts. Accordingly, failure or significant delay by Bell, AEC or others in supplying necessary parts to the Company would, in the absence of alternative sources of supply, have a material adverse effect on the Company.

          COMPETITION. The market for air medical services is highly competitive. The Company competes with a number of companies engaged in providing air medical services, some of which possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations for success in providing such services to hospitals and other health care facilities. The Company competes on the basis of safety, quality of service, price and availability of desired aircraft. The Company exclusively uses pilots certified by the FAA and aircraft equipped for flight under instrument flight rules ("IFR"), which results in significant additional training and related aircraft equipment costs to the Company. To improve operational safety and standardization, the Company also incurs considerable expense providing ground and flight training to each new pilot, pursuant to a Company-developed syllabus. As a result, the Company does not compete for programs which provide only a less sophisticated, less expensive emergency medical air transport service. The Company also competes with several other companies engaged in the design, supply, and/or installation of medical interiors. There can be no assurance that the Company will be able to compete successfully in the future.

          DEPENDENCE UPON KEY AND ADDITIONAL PERSONNEL. The success of the Company may be dependent upon the efforts of certain key personnel of the Company, including George W. Belsey, its Chairman and Chief Executive Officer and other officers. Although the Company has entered into employment agreements with Mr. Belsey and certain other officers, the loss of the services of any of the Company's officers or certain other key employees could have an adverse effect on the Company. The success of the Company is also dependent upon its ability to retain existing personnel and to hire and train additional

qualified personnel, including FAA certified pilots and mechanics. There can be no assurance that the Company will be able, for financial reasons or otherwise, to retain or hire such personnel.

          SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS.  Of
the 8,026,159 shares of Common Stock outstanding as of    June 15,
1995, approximately 1,952,700 shares are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). As of the date of this Prospectus, 1,837,200 of such shares are eligible for sale under Rule 144 under the Act. An additional approximately 83,000 of such shares of Common Stock not offered hereby previously issued to various Company stockholders, and approximately 680,000 shares of Common Stock issuable upon exercise of warrants have been registered under the Act for sale to the public pursuant to certain demand and/or "piggyback" rights to register such shares for offer and sale to the public at the Company's expense. The Company has also registered for sale to the public approximately 2,059,000 shares of Common Stock, outstanding or issuable upon the exercise of certain options, issued to consultants, directors or officers, as well as the shares issuable upon the exercise of options granted under the Company's Stock Option Plan, Nonemployee Director Stock Option Plan, and shares issued or issuable under the Company's Equity Compensation Plan for Nonemployee Directors. Sales of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur or the issuance of shares of Common Stock upon exercise of the Company's outstanding options and warrants could adversely affect the market price of the Common Stock.

          AUTHORIZED OR OUTSTANDING OPTIONS AND WARRANTS.  As of
   June 15,     1995, there were outstanding stock options to purchase
approximately    1,141,175     shares of Common Stock at exercise
prices ranging from $1.75 to $13.50 per share and authorized or outstanding warrants to purchase approximately 679,780 shares of Common Stock at exercise prices of $3.00 to $10.50 per share. To the extent that the outstanding stock options and warrants are exercised, dilution to the interest of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

          PROHIBITION ON FOREIGN OWNERSHIP. Unless otherwise exempt, pursuant to U.S. FAA and DOT regulations, at least 75% of the Company's outstanding voting securities must be owned or controlled by citizens of the United States or one of its possessions for the Company to retain its FAA Part 135 air carrier certificate and to be entitled to operate and own aircraft for commercial operation in the United States. The Company believes that foreign ownership of its stock is currently below the 25% limit. The Company regularly monitors records available to it concerning foreign ownership levels, and has identified certain response measures which it may take to discourage or block foreign voting ownership levels exceeding 25%. However, there can be no assurance that any of these response

measures will succeed, or that the Company will be able to effectively limit foreign ownership.

          VOLATILITY OF PRICE OF COMMON STOCK. The market price of the Company's Common Stock has been, and may in the future be, highly volatile. Factors such as the Company's operating results and announcements of technological innovations or new services or products by the Company or its competitors, as well as changes in the health care industry, could have a significant impact on the market price of the Company's Common Stock. Further, in recent years, the securities markets have experienced a high level of price and volume volatility and the market prices of securities for many companies, particularly emerging growth companies, have experienced wide fluctuations which have not necessarily been related to the operating performances of such companies.


                       RECENT DEVELOPMENTS

          The Company had previously been engaged in discussions and negotiations with Rocky Mountain Helicopters, Inc. ("RMHI"), which was then in Chapter 11 proceedings under the federal bankruptcy laws, regarding potential acquisition by the Company of certain air medical transport assets and contracts of RMHI. The Company submitted an offer for specified assets that was, in its view, fair and adequate, but ultimately not successful in acquiring these assets. The Company has terminated its activities with respect to the potential acquisition of any RMHI assets.

          In February, 1995, the Company was awarded a new contract for the installation of six passenger-oxygen systems for Mesa Air Group, the nation's largest regional air carrier, for its newly acquired United Express Fleet of deHaviland Dash 8 aircraft. In March, 1995, the Company completed the sale of a new Bell 412 helicopter, equipped with the Company's medical interior to a buyer in the Middle East. This sale followed a sixty-day lease of the same aircraft to a different customer in the same country for medical use. The lease and sale of this helicopter generated over $5 million in revenue. In March 1995, the Company also announced the change in its fiscal year-end from June 30 to December 31.

          In April, 1995, the Company announced earnings for its fiscal quarter ended March 31, 1995, of $253,000 ($0.03 per share) on revenues of $7.9 million. These improved financial results were due primarily to increased revenues in the Products Division, which manufactures and installs interiors and equipment specifically for medical aircraft, the sublease of the Bell 412 to a customer in the Middle East, mentioned above, and a reduction in general and administrative expenses. In early 1995 the Company entered into a ten-year territorial franchise agreement with UNIMED AIR in Sao Paulo, Brazil, with the intent to pursue profitable air medical opportunities in Brazil under this partnering arrangement. In June, 1995, the Company announced the medical interior completion and delivery of the first medically-equipped helicopter to UNIMED AIR.



                              THE COMPANY

          The Company was organized under the laws of the State of Colorado in 1982 under the name "Cell Technology, Inc." and was reincorporated in Delaware in 1987. Until November 1991, the Company was primarily engaged in the pharmaceutical development business. In November 1991, the Company acquired all the shares of privately-held Air Methods Corporation, a Colorado corporation ("Air Methods-Colorado") in exchange for shares of the Company's Common Stock and then merged with Air Methods-Colorado and changed the Company's name to "Air Methods Corporation." The Company has out-licensed its biotechnology to third parties and has generated a relatively small amount of license fees from such licenses.

          Air Methods Corporation is located at 7301 South Peoria, Englewood, Colorado, 80112 and its telephone number is 303-792-7400. Unless the context otherwise indicates, references in this Prospectus to Air Methods or the Company refer to Air Methods Corporation and its predecessor corporation, Air Methods-Colorado.




                          SELLING STOCKHOLDER

          The following table shows the names of the Selling Stockholder and the number of Stockholder Securities owned
beneficially by her, or her nominees, as of    June 15,     1995, and
the number of Stockholder Securities which may be offered pursuant to this Prospectus. This information is based on Company records, or information provided by the Selling Stockholder or her representatives. Because the Selling Stockholder may offer all, some or none of the Stockholder Securities which she holds, no estimate can be given as to the number of Stockholder Securities or the percentage of the Company's outstanding Common Stock that will be held by the Selling Stockholder upon termination of such offering. See "Sale of Securities."

                                     Total of                                           Total of
                                      Shares                  Shares                     Shares
                                   Beneficially            Offered for                Beneficially
                                   Owned Prior            Stockholder's               Owned After
Selling Stockholder                to Offering               Account                    Offering
- -------------------                ------------           -------------           --------------------
                                                              Shares              Number    Percentage
                                                              ------              ------    ----------
Marilyn J. Pauley                     83,052<F1>              41,477                41,575        /*/
Former Vice President and
  Director of Marketing

_______________

/*/  Less than 1% of the Common Stock outstanding as of the date of this Prospectus.

<F1> Includes shares issuable upon exercise of options to purchase    39,854     shares at exercise prices
     ranging from $3.00 to $5.50 per share.


                            SALE OF SHARES

          The sale of shares by the Selling Stockholder may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholder may effect such transactions by selling Stockholder Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Stockholder Securities for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholder and any broker-dealers that act in connection with the sale of the Stockholder Securities hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commissions received by them and any profit on the resale of Stockholder Securities as principals might be deemed to be underwriting discounts and commissions under the Act.



                                 A\WP
          The Offering contemplated hereby will terminate with respect to the Stockholder Securities upon the earlier of (i) the date all of the Stockholder Securities are sold by the Selling Stockholder; or
(ii) February 28, 1998.

          To the extent required by applicable law, this Prospectus will be supplemented to summarize the terms of any sales through dealers, together with any discounts, commissions or concessions allowed to such dealers in connection therewith. No sales or distributions other than as described herein may be effected until after this Prospectus shall have been appropriately amended or supplemented.


                             LEGAL MATTERS

          The legality of the Stockholder Securities was passed upon
for the Company by Davis, Graham & Stubbs,    L.L.C.,     Denver,
Colorado.


                                EXPERTS

          The consolidated financial statements of Air Methods Corporation and subsidiary as of June 30, 1994 and 1993, and for each of the years in the three-year period ended June 30, 1994, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants,
incorporated by reference herein   , and     upon the authority of
said firm as experts in accounting and auditing.



                        AIR METHODS CORPORATION


                             41,477 SHARES
                            OF COMMON STOCK
                            OFFERED BY THE
                          SELLING STOCKHOLDER


                           ----------------
                              PROSPECTUS
                           ----------------

                            June     __, 1995


          No person is authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows all expenses of the issuance and distribution of the securities offered hereby:

     SEC Registration Fee. . . . . . . . . . . . .     $   100.00
     Printing Expenses . . . . . . . . . . . . . .     $    10.00
     Accountants' Fees and Expenses. . . . . . . .     $ 2,000.00
     Transfer Agent and Registrar Fees . . . . . .     $   500.00
     Miscellaneous Expenses. . . . . . . . . . . .     $   100.00
       Total . . . . . . . . . . . . . . . . . . .     $ 2,710.00


     All amounts listed above, except for the SEC registration fee, are estimates and none are being borne by the Selling
     Stockholder.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. Article IX of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws require indemnification of the Registrant's officers and directors to the maximum extent permitted by the Delaware General Corporation Law. The above-mentioned Bylaw states that the indemnification provisions of the Bylaws shall be deemed to be a contract between the Registrant and each director and officer. The statutory provision cited above also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. The Company has obtained directors' and officers' liability and company reimbursement insurance policies, which cover claims made after August 1, 1992. The policies provide an aggregate maximum of $5,000,000 in coverage to the Company's directors and officers, or to the Company in the event that the Company indemnifies the directors or officers, subject to certain deductibles.



Additionally, the Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS.

  Exhibits

    4.1   Certificate of Incorporation./1/

    4.2   Amendment to the Certificate of Incorporation./2/

    4.3   Specimen Stock Certificate./2/

    4.4   Letter Agreement by and between the Company and Marilyn J.
          Pauley, dated as of June 21,    1994./3/

    5.1   Opinion and Consent of Davis, Graham & Stubbs   ,
          L.L.C./3/

   23.1   Consent of Davis, Graham & Stubbs   , L.L.C.     - See
          Exhibit 5.1.

   23.2   Consent of KPMG Peat Marwick LLP.

____________________

/1/ Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-15007), as declared effective on August 27, 1987, and incorporated herein by reference.

/2/ Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1992, and incorporated herein by reference.

/3/ Filed as an exhibit to the Company's initial filing of this Registration Statement on Form S-3, Registration No. 33-89796, with the Commission on February 28, 1995.


ITEM 17.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3
and has duly caused this    Amendment No. 1 to     Registration
Statement    on Form S-3     to be signed on its behalf by the
undersigned, thereunto duly authorized, in the City of Englewood,
State of Colorado, on the    22nd     day of    June    , 1995.


                              AIR METHODS CORPORATION



                              By George W. Belsey
                                ---------------------------------
                                    George W. Belsey
                                 Chairman and Chief Executive
                                 Officer

                           POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, George W. Belsey and Lester R. Woodward, or either of them, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all additional amendments (including post-effective amendments) to this Registration Statement on Form S-3, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                    Title                     Date
         ---------                    -----                     ----

George W. Belsey            Chairman of the Board, Chief   June 22, 1995
- --------------------------  Executive Officer, Interim
George W. Belsey            Principal Financial and
                            Accounting Officer



Samuel H. Gray              Director                       June 22, 1995
- --------------------------
Samuel H. Gray


Lowell D. Miller            Director                       June 22, 1995
- --------------------------
Lowell D. Miller


Roy L. Morgan               Director                       June 22, 1995
- --------------------------
Roy L. Morgan


Donald R. Segner            Director                       June 22, 1995
- --------------------------
Donald R. Segner


Joseph E. Bernstein         Director                       June 22, 1995
- --------------------------
Joseph E. Bernstein


Ralph J. Bernstein          Director                       June 22, 1995
- --------------------------
Ralph J. Bernstein


Morad Tahbaz                Director                       June 22, 1995
- --------------------------
Morad Tahbaz


                             EXHIBIT INDEX

Exhibit No.        Description of Exhibit                    Page
- -----------------------------------------------------------------

23.2               Consent of KPMG Peat Marwick LLP.